Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3, No. 333-51169) of Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership and,

(2)	Registration Statement (Form S-3 No. 333-118223) of Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership and in each related Prospectus;
of our reports dated March 1, 2007, with respect to the consolidated financial statements and schedule of Sovran Acquisition Limited Partnership, Sovran Acquisition Limited Partnership management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sovran Acquisition Limited Partnership, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Buffalo, New York
March 1, 2007

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